UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  July 28, 2014

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Eagleview Boulevard, Suite 300, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 359-7228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Previously, WPCS International Incorporated (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Joseph Heater (“Heater”), the Company’s Chief Financial Officer, pursuant to which Heater was to resign, effective at the close of business on July 31, 2014.

On July 28, 2014, the Company and Heater entered into an amendment to the Separation Agreement (the “Amendment”). Pursuant to the Amendment, Heater will resign, effective at the close of business on August 31, 2014 (the “Termination Date”), as the Chief Financial Officer of the Company and from all officer and director positions with the Company’s subsidiaries.

Pursuant to the Separation Agreement, as amended by the Amendment, the Company shall pay Heater the sum of $250,000 between the Termination Date and January 31, 2015, which will be payable in five (5) monthly installments of $41,666.67, payable on the first business day of each month from September through January 2015 and one (1) final payment of $41,666.65 to be made on January 31, 2015. In addition, Heater shall receive a bonus of $35,000, to be paid on July 31, 2014. On August 31, 2015, the Company will pay Heater for all accrued but unpaid vacation time. Heater will also receive medical and other insurance benefits through January 31, 2015 under the applicable plans maintained by the Company. Further, subject to stockholder approval of an increase in authorized common stock, the Company shall grant Heater options to purchase 50,000 shares of common stock pursuant to the newly adopted stock incentive plan, which options shall vest immediately upon issuance and shall expire on January 31, 2015.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.01 Amendment Agreement, dated July 28, 2014 by and between WPCS International Incorporated and Joseph Heater.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: July 29, 2014	By: /s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer